October 30, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Soundstorm Digital, Inc on Form S-1/A #2 of our audit report, dated April 17, 2013 relating to the accompanying balance sheets as of December 31, 2012 and December 31, 2011 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2012 and from inception (May 9, 2011) through December 31, 2012 and 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

October 30, 2013

Corporate Headquarters:

De Joya Griffith, LLC

2580 Anthem Village Drive, Henderson, NV 89052 Phone:  (702) 563-1600 Fax: (702) 920-8049